Exhibit 99.1

Work Begins at Plant Site

Wednesday, November 14, 2007 was an exciting day for the board and investors of Highwater Ethanol, LLC as site preparation work (“dirt work”) commenced at the Highwater Ethanol plant site. The plant site is located about 1 ½ miles west of Lamberton, MN on US Highway 14 and is adjacent to the Dakota, Minnesota, and Eastern rail line. R & G Construction of Marshall, MN was selected as the dirt contractor on this project. The energy center, process building, and fermenter tanks were the top priority areas, with initial dirt work completed in those areas in mid-December. We expect the rest of the site preparation to be completed after the frost moves out in Spring 2008. With the main dirt work completed in the priority areas, Peterson Contractors Inc. moved onsite to install stabilization elements called Geopiers. Almost 400 Geopiers were installed and PCI completed this phase shortly after the first of the year. During the lull in construction, crews from Redwood Electric Cooperative were able to install temporary electrical transformers necessary for construction activity. The site was officially taken over by Fagen, Inc., the design-builder of the Highwater Ethanol project, on January 28. 2008. The first couple of weeks found the crew busy with set-up of temporary structures on site. Since then, the site has been surprisingly busy given the time of year and the weather conditions at the site. Footings have been dug and concrete poured for all the fermentation tanks and the beer well, and some electrical work has also been started. As the weather warms, we expect more Fagen crews and subcontractor crews will arrive to begin work. The first above-ground structures to be erected will be the fermenter tanks and beerwell. The board is hopeful that the plant will be in production in late Spring 2009.

First dirt being moved at the site, Nov. 2007.

Photo courtesy of Russ Derickson

A Message from the President

Highwater Ethanol, LLC is looking forward to becoming part of the ethanol industry. As we move forward with the project, let me reflect on where we have been.

In March 2006, a group informally met to review the potential for an ethanol project in the second largest corn-producing county in the State of Minnesota. In May 2006, Highwater Ethanol, LLC was formed in accordance with State of Minnesota regulations. In the summer of 2006, production wells were drilled and tested. State permit applications were submitted in September 2006, with approval granted in August 2007. Highwater Ethanol began its equity drive in April 2007, and has received the minimum $45 million investment amount. R & G Construction began dirt work in November 2007, and Fagen, Inc. mobilized onsite in late January 2008. Our debt package was completed in March 2008, and barring anything unforeseen, we expect to officially reach financial close about a year after the start of our equity drive. Much has been accomplished over the last two years to reach the point we are at today.

You may wonder about the ethanol industry now and into the future. I believe the future remains very strong for renewable fuels, especially ethanol. The demand for energy in the United States continues to increase yearly. We expect ethanol to hold a fair position in meeting that increased demand. No one in the ethanol industry has claimed it is the cure-all for energy usage in the United States, but we feel strongly that it is part of the solution. We expect to begin to see biomass used for ethanol production, and we will continue to see corn-based ethanol produced. Looking at the big picture allows us a better understanding of the energy demand. According to data from the Energy Information Administration at the US Department of Energy, 145 billion gallons of gasoline were consumed in the US in the past year. If the gasoline demand continues to increase 2% per year as has been the case historically, we should add 2.9 billion gallons to the total usage each year. If we figure 5% ethanol usage just on the 2.9 billion gallon increase, one could expect an increase of 145 million gallons of ethanol usage per year, or three facilities the size of Highwater Ethanol. The total US demand for ethanol in October 2007 stood at 7.55 billion gallons.

The rural economy continues to benefit from ethanol production. We believe you have chosen to become part of a great industry. Your friends and neighbors may not have. If these individuals are enjoying the current crop prices, I hope they have thanked you for believing in the ethanol industry. For years producers have tried to improve demand for corn. We have finally done it, and, in our opinion, without hurting the food industry or dramatically raising food prices. You may ask why your grocery bill has gone up so much in the last two years. Before placing the blame anywhere, I would encourage everyone to reflect on the changes in costs of energy and the costs of labor over the last couple of years, and consider their influences on the price of food.

Highwater Ethanol, LLC is poised to become part of the ethanol industry. We look forward to the construction process in 2008. We will always take care of the present while focusing on the future.

Brian Kletscher, President

Board of Governors

Construction Photos

US Hwy 14
Ferm tanks
Beer well
DDG bldg
Grain receiving
DM&E RR

Photo taken 4/14/08.

CAUTION

ABOVE: Exterior process tanks.

MIDDLE RIGHT: DDG dryer footing excavation.

BOTTOM RIGHT: Fermenter tank outlet frames Fagen, Inc. safety officer.

All photos courtesy of Russ Derickson.

Did You Know?

In 2007 the U.S. ethanol production industry consisted of 115 plants operating in 19 states. The nearly 7 billion gallons annual capacity of these plants was a whopping 38% increase over 2006. With more plants coming on line in 2008 and 2009 the U.S. capacity will increase to nearly 12 billion gallons.

In 2006, the ethanol industry supported the creation of more than 160,231 jobs in all sectors of the U.S. economy, boosting U.S. household income by $6.7 billion. (source: Contribution of the U.S. Ethanol Industry to the Economy of the United States)

Check for updates and future newsletters on our website:

www.highwaterethanol.com

Contact Information:

205 Main Street

PO Box 96

Lamberton, MN 56152

Phone: 507.752.6160

Toll Free: 888.667.3385

Fax:     507.752.6162

E-mail: info@highwaterethanol.com

Unit Transfer Guidelines

We have begun to receive calls in the office about sale and transfer of units. At this point, by our Amended and Restated Member Control Agreement, units cannot be transferred. The plant must have reached “substantial operations” before transfers can begin unless the transfer is involuntary by operation of law (such as to an estate upon death) or made without consideration to or in trust for the investor’s descendants or spouse. Once substantial operations have begun, investors may transfer their units to any person or organization only if the transfer meets conditions imposed by the amended and restated member control agreement and state and federal tax and securities laws. All transfers must be approved by the board of governors. The governors will generally approve transfers as long as they fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code and securities laws. The transferring member and the proposed recipient must also: execute and deliver the necessary paperwork to our office; pay all reasonable costs incurred by us in connection with the transfer; and provide us with a taxpayer ID and other information required to file tax statements and returns. They may also be asked to provide us with a legal opinion letter stating that the transfer is in compliance with all applicable securities laws. To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the NYSE, NASDAQ, or any other stock exchange. To help ensure that a market does not develop, our amended and restated member control agreement prohibits transfers without the approval of the governors. If transfers are attempted in violation of the publicly traded partnership rules or without prior consent, the transfer will be null and void. These restrictions could reduce the value of an investor’s units.

For more information on unit transfers, please refer to Appendix B of the Highwater Ethanol prospectus. An Internet link to the prospectus can be found online at www.highwaterethanol.com. Click on the “Invest” tab, then “SEC Compliance”, then “Highwater Ethanol’s 424B3 Filing.”

This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).

Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

Highwater Ethanol Board of Directors. Front from left: Jason Fink, Treasurer; John Schueller, Vice President; Brian Kletscher, President; Tim VanDerWal, Secretary. Back from left: George Goblish, Ron Jorgenson, David Moldan, Mike Landuyt, Monica Anderson, Todd Reif, Gil Schmitz (retired from board), Warren Pankonin, and Russell Derickson.